Ami logo

FOR IMMEDIATE RELEASE
Contact: Trudy M. Self
Self & Associates
(909) 336-5685

ADVANCED MEDICAL INSTITUTE, INC.(OTC:AVMD) SUBSIDIARY TERMINATES AGREEMENT WITH SHEIMAN ULTRASONIC RESEARCH FOUNDATION AND EXERCISES OPTION TO TAKE WORLDWIDE RIGHT AND LICENSE TO USE NEBULIZER TECHNOLOGIES FOR TREATMENT OF PROSTATE DISEASES

Sydney, Australia— June 27, 2006-- The Board of Directors of Advanced Medical Institute Inc. (OTC:AVMD) announced today that the Company’s indirect wholly owned subsidiary, Intelligent Medical Technologies Pty Limited (IMT) has terminated its license agreement with Sheiman Ultrasonic Research Foundation Pty Limited, (SURF) related to the use of certain ultrasonic nebulizer technologies. The termination was effected as a result of SURF’s failure to deliver to AVMD information concerning updates and advances on the technologies. The termination does not affect AVMD’s rights to use the technology - the only effect is to terminate the royalty payment obligations under the license. Additionally, IMT has exercised its option under the agreement to take the worldwide right and license to use the nebulizer technology in the treatment of prostate diseases. AVMD was entitled to exercise the option without the payment of any additional funds to SURF.

“I realize it sounds a bit complicated,” said AVMD founder president, CEO and chairman, Dr. Jack Vaisman. “Basically, by terminating the agreement, we retain the right to use the technology in our programs to treat sexual dysfunction without paying royalties or other fees to SURF. In addition, without payment of any additional funds, we exercised our option to obtain the rights and license to extend our use of the technology to treating prostrate disease,” he added.

Pursuant to the agreement between IMT and SURF dated January 27, 2004, IMT held the exclusive worldwide right and license, from SURF, to exploit and sub-license certain inventions, patents and other intellectual property in relation to certain ultrasonic nebulizer technology (including Australian Patent No’s 693064 and 753817, European Patent No’s 0 705 145 and 1 071 479 and US Patent No’s 5,908,158 and 6,379,616) within the field of the treatment of sexual dysfunction in men and women (including impotence, premature ejaculation and the treatment of female sexual arousal disorders). Some of these patents expire in October 2013, with the remaining patents expiring in or about 2023. IMT’s license included the right to manufacture, market, sell and distribute products based on the licensed technologies within the field of the treatment of sexual dysfunction.

IMT obtained the license in order to develop an ultrasonic nebulizer to deliver medications to patients’ lungs for the treatment of sexual dysfunction as it believes that this delivery system may be more efficient and clinically effective than any other alternative treatment program option and may reduce dosage levels and the likelihood of side effects. As of July 26, 2006, IMT had not earned any proceeds from the sale of the licensed technologies nor has it paid any royalties to SURF.

In April, IMT received approval from the Queensland Institute of Medical Research Human Research Ethics Committee to proceed with its planned voluntary pharmokinetic clinical study designed to test the efficacy of using its patent protected ultrasonic nebulizer device to deliver drugs used in the treatment of sexual dysfunction. IMT intends to continue with this study and its development of its ultrasonic nebulizer.

For additional information about AVMD please see the Company’s website at http://www.avmd.com.au or contact Trudy Self at (909) 336-5685.

About the Company

Advanced Medical Institute Inc., (AVMD.OTC), headquartered in Sydney, Australia, is a leading provider of treatment programs for erectile dysfunction and premature ejaculation. The Company operates 22 treatment clinics in Australia and New Zealand, a centralized call center in Australia, has more than 220 employees, including 51 medical personnel, and since its inception has provided treatment to more than 300,000 patients. AMI Australia and its predecessor company began treating ED and PE patients successfully 6 years prior to the launch of Viagra, in 1999, in Australia.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward- looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the company's operations and financial performance and condition. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others, the impact of competitive products and pricing; changes in consumer preferences and tastes or perceptions of health-related issues; effectiveness of advertising or market-spending programs; changes in laws and regulations; fluctuations in costs of production, foreign exchange and interest rates; and other factors as those discussed in the Company's reports filed with the Securities and Exchange Commission from time to time.